Exhibit 10.1

[BLOCKBUSTER LETTERHEAD]

June 19, 2007

Mr. Larry J. Zine

c/o Blockbuster Inc.

1201 Elm Street

Dallas, TX 75270

Dear Larry:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an Employment Agreement dated October 13, 2000 (the “Agreement”), pursuant to which you currently serve as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Blockbuster. The Agreement was subsequently amended on February 21, 2006, which amendment was intended to provide a severance payment to you in 2007 that, as of January 1, 2007, was no longer subject to a substantial “risk of forfeiture,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Paragraph 17 of the Agreement provides that the Employment Agreement may be changed only by a writing signed by both parties.

Blockbuster and you desire to clarify the intent of the February 21, 2006 amendment and to make certain other changes to the Agreement. Specifically, Blockbuster and you now desire to amend (this “Second Amendment”) the provisions of Paragraphs 1, 3 and 8 of the Agreement as set forth herein.

As used in this Second Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement unless a contrary meaning is specified in this Second Amendment.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blockbuster and you agree to amend the Agreement as follows:

1. Paragraph 1 of the Agreement shall be deleted in its entirety and replaced with the following effective as of the date of this Second Amendment:

1. Term. The term of this Agreement shall end on December 31, 2007, unless your employment is terminated prior to such date under the provisions of Paragraphs 8(a), 8(b) or 8(c).

2. Paragraph 3 of the Agreement shall be deleted in its entirety and replaced with the following effective as of the date of this Second Amendment:

3. Compensation.

(a) Salary. For all the services rendered by you in any capacity under this Agreement, Blockbuster agrees to pay you $640,000.00 per year in base salary (“Salary”), less applicable deductions and withholding taxes, in accordance with Blockbuster’s payroll practices as they may exist from time to time.

(b) Bonus Compensation. You will also receive 2007 bonus compensation (“Bonus”) in accordance with Blockbuster’s Senior Bonus Plan, which Bonus will in no event be paid to you later than March 15, 2008.

(c) Retention Bonus. You will receive a $200,000.00 retention bonus paid in a single lump sum no later than five (5) business days following the date of this Second Amendment.

(d) Fixed Payment. You will receive a lump sum payment in the amount of One Million, One Hundred Eighty-Nine Thousand, Eight Hundred Dollars and No Cents ($1,189,800.00), less applicable withholding taxes, on the date of termination of your employment, which shall be no later than December 31, 2007. Your receipt of this payment will be conditioned on your execution of a General Release and Waiver of Claims as attached to the Agreement. The General Release and Waiver of Claims you must sign to receive this payment does not, and is not intended to, relieve Blockbuster of any indemnification agreements or obligations to you.

3. Paragraph 8(b) of the Agreement shall be deleted in its entirety and replaced with the following effective as of the date of this Second Amendment:

(b) Termination by Board or CEO. If your employment is terminated for any reason by the Board or CEO, other than pursuant to Paragraph 8(a), prior to December 31, 2007, you will be entitled to receive (i) any unpaid Salary through the date of termination, (ii) your Bonus, prorated through the date of your termination but calculated by taking into account Blockbuster’s performance for the entire fiscal 2007 year, (iii) the immediate vesting of all outstanding restricted stock held by you, (iv) any unpaid portion of the retention bonus as described in Paragraph 3(c) and (v) the fixed payment described in and payable pursuant to Paragraph 3(d). Amounts described in Paragraphs 8(b)(i) and (iv) will be paid within five (5) business days after your termination of employment. The amount described in Paragraph 8(b)(ii) will be paid at the time bonuses under the Senior Bonus Plan are paid generally, but in no event later than March 15, 2008.

4. Paragraph 8(c) of the Agreement shall be deleted in its entirety and replaced with the following effective as of the date of this Second Amendment:

(c) Termination for Any Other Reason. If your employment is terminated other than pursuant to Paragraph 8(a) or Paragraph 8(b), prior to December 31, 2007, you will be entitled to receive (i) any unpaid Salary through the date of termination, (ii) your Bonus, prorated through the date of termination of your employment but calculated by taking into account Blockbuster’s performance for the entire fiscal 2007 year and (iii) the fixed payment described in and payable pursuant to Paragraph 3(d). The amount described in Paragraph 8(c)(i) will be paid within five (5) business days after your termination of employment. The amount described in Paragraph 8(c)(ii) will be paid at the time bonuses under the Senior Bonus Plan are paid generally, but in no event later than March 15, 2008.

5. Paragraph 8(d) of the Agreement shall be deleted in its entirety and replaced with the following effective as of the date of this Second Amendment:

(d) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary, participation in all Blockbuster benefit plans and programs (including, without limitation, vacation accrual, the 401(k) plan, the pension plan and the related excess plans, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing will not apply to the Amended and Restated 1999 Long-Term Management Incentive Plan or the 2004 Long-Term Management Incentive Plan (together the “LTMIP”) and, after the termination of your employment, your rights under the LTMIP will be governed by the terms of the LTMIP option agreements or restricted stock agreements and the applicable LTMIP plans together with Paragraph 8(b)(iii).

6. No Other Changes. No other terms or provisions of the Agreement are changed or amended by this Second Amendment except as expressly provided above and no rights with respect to the Agreement are waived hereby by either party thereto.

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Second Amendment to the undersigned for execution on behalf of Blockbuster; after this amendment has been executed by Blockbuster and a fully-executed copy returned to you, it shall constitute a binding amendment to the Agreement.

Very truly yours,

BLOCKBUSTER INC.

/s/ John F. Antioco
John F. Antioco
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Larry J. Zine
Larry J. Zine

Dated:	June 19, 2007